Exhibit 99.1

900 North Michigan Avenue Suite 1600 Chicago, Illinois 60611 (312) 274-2000

Contact:

G. MARC BAUMANN

Executive Vice President and

Chief Financial Officer

Standard Parking Corporation

(312) 274-2199

mbaumann@standardparking.com

FOR IMMEDIATE RELEASE

Standard Parking Corporation Announces
2004 Second Quarter and First Six Month Results

CHICAGO,IL - August 12, 2004 - Standard Parking Corporation (NASDAQ: STAN), one of the nation’s largest providers of parking management services, today announced 2004 second quarter and first six month operating results.  The reported results for the second quarter were impacted by certain items related to the Company’s recently completed initial public offering of common stock (“IPO”), in which the Company sold 4,500,000 shares of common stock and an additional 166,667 shares of common stock when the underwriters exercised, in full, their over-allotment option.  The Company received nearly $50 million in proceeds net of the underwriting discount.  These proceeds and the Company’s IPO-related refinancing of its senior credit agreement facilitated the Company’s reduction of its total debt by $40.6 million compared with June 30, 2003.  In conjunction with the IPO, the Company’s Series C preferred stock, with an accrued value of $63.3 million, was exchanged for common stock, and substantially all of the Company’s Series D preferred stock, with an accrued value of $60.8 million, was retired.  The accrual of preferred dividends on these preferred stock issues reduced net income by $3.0 million and $7.2 million for the three months and six months ended June 30, 2004, respectively.

Operating income was $2.8 million for the quarter, a decrease of almost 29% compared with the comparable quarter of 2003, and $7.5 million for the first half of 2004, an increase of 3% over the first half of 2003.  However, excluding an IPO-related one-time non-cash stock option compensation expense of $2.3 million and the $0.8 million per quarter management fee to the Company’s former parent company that was eliminated in conjunction with the IPO, operating income was $5.9 million for the quarter and $11.3 million for the six months, an increase of over 24% and 28%, respectively, as compared with the same periods last year.

Second Quarter Operating Results

The Company reported a net loss of $0.8 million, or $0.24 per basic and diluted weighted average share, for the 2004 second quarter, compared with a net loss of $4.6 million for the second quarter of 2003.  Due to the circumstances surrounding the Company’s mid-year IPO, including one-time and non-recurring items, the Company is reporting pro forma results in addition to actual results in this release.  On a pro forma basis, assuming that the Company’s IPO took place as of December 31, 2003, net income for the quarter was $2.5 million, or $0.24 per diluted share.

The Company’s continuing emphasis on improved profitability for new and existing business resulted in an increase of approximately 9% in gross profit for the quarter to $16.1 million, as compared with the second quarter of 2003.  This increase in gross profit resulted primarily from the net addition of 60 locations since June 30, 2003 and a reduction in the cost of parking services.  While the second quarter’s general and administrative expenses of $8.7 million represented an increase of approximately 8% over the 2003 second quarter due to higher wage and benefit costs and the additional costs of being a public equity company, as a percentage of gross profit they remained relatively constant at 53.7%.  The quarter’s strong gross profit performance and greater leverage of operating expenses were adversely affected by a one-time stock option compensation expense of $2.3 million recorded during the quarter as compared with the second quarter of 2003, which resulted in a 29% reduction of operating income, to $2.8 million.  Excluding this non-recurring non-cash stock option compensation expense in 2004 and the management fee to its former parent company in 2003 and 2004, the Company’s operating income would have increased more than 24% for the period.

Total parking services revenue for the quarter, excluding reimbursement of management contract expense, was up $3.7 million, or approximately 7%, to $58.7 million.

Capital expenditures were $0.4 million and depreciation and amortization expense was $1.6 million for the second quarter of 2004, as compared with $0.3 million and $1.9 million in 2003.

Year-to-Date Operating Results

The Company reported net loss for the six months of $5.2 million, or $3.23 per basic and diluted weighted average share, as compared with a loss of $9.5 million for the first half of 2003.  On a pro forma basis for the first half of 2004, assuming that the Company’s IPO took place as of December 31, 2003, net income was $4.2 million, or $0.40 per diluted share.

For the first half of 2004, gross profit was up by more than 9% to $31.6 million, fueled by the net addition of 60 locations to the Company’s portfolio since June 30, 2003.  Gross margin, excluding reimbursement of management contract expense, improved to 27.5% versus 26.6% a year ago.  This strong performance resulted from the Company’s continuing emphasis on pruning unprofitable accounts in late 2003 and reduced cost of parking services on existing contracts.  General and administrative expenses for the period rose by about 7% to $17.1 million, but as a percentage of gross profit decreased from 55.6% to 54.3%, reflecting Standard Parking’s improved operating leverage.  The reported operating income increase of nearly 3% during the period was impacted by the previously mentioned non-cash stock option compensation expense of $2.3 million in the 2004 period and the management fee to the Company’s former parent company of $1.5 million in each year.  Excluding these items, operating income increased more than 28% during the period, which better reflects the strong growth in gross profit and improved operating leverage the Company demonstrated during the first half of the year.

Total parking services revenue for the six-month period, excluding reimbursement of management contract expense, rose by almost 6% to $114.7 million from $108.7 million last year.

Capital expenditures were $0.6 million and depreciation and amortization expense was $3.2 million for the first half of 2004, as compared to $0.3 million and $3.7 million in 2003.

Recent Developments

The Company’s June 2004 IPO was co-managed by William Blair & Company and Thomas Weisel Partners LLC.   The Company sold 4,500,000 shares of common stock and an additional 166,667 shares of common stock when the underwriters exercised, in full, their over-allotment option.  In addition, the Company’s parent company, Steamboat Industries L.L.C., registered and sold 333,333 shares of common stock in connection with the exercise of the underwriters’ over-allotment option.

In conjunction with the IPO, the Company exchanged all of its outstanding Series C preferred stock, with an accrued value of $63.3 million, for common stock, and also retired substantially all of its Series D preferred stock, with an accrued value of $60.8 million.  All options to purchase Series D preferred stock were converted into options to purchase common stock.  The accrual of preferred dividends on these preferred stock issues reduced net income by $3.0 million and $7.2 million for the three months and six months ended June 30, 2004, respectively.

As was previously announced during the second quarter, Standard Parking was selected to manage two prestigious parking locations in New York City.  The Hudson River Park Trust awarded Standard Parking the contract to manage operations of the 2,300 space Pier 40 parking facility, the largest in Manhattan.  In addition, Metropolitan Life and CB Richard Ellis selected the Company to manage the parking operations at their premier 200 Park Avenue location.  Later in the quarter, the Company announced that it had also been selected to manage the entire parking operation for the City of Fort Myers, Florida.  In addition to managing operations at two garages and seven surface lots, this multi-year agreement also includes enforcement, and collections and maintenance operations for 800 parking meters.

The Company also announced in late March that one of its joint ventures has been selected by the City of New Orleans to manage the implementation and maintenance of more than 400 new state-of-the-art multi-space “pay and display” parking meters, which will replace 3,000 single-space meters.

Also during the first six months, the Company was awarded five-year contract extensions at Pensacola Airport in Florida, Bishop International Airport in Flint, Michigan and Savannah Airport in Georgia, and successfully re-bid for five-year contract renewals at Des Moines International Airport in Iowa and the consolidated car rental shuttle operation at Cleveland Hopkins Airport.

Commentary

James A. Wilhelm, the Company’s President and Chief Executive Officer, stated “The second quarter of fiscal 2004 was an extremely significant one in the history of Standard Parking as we successfully completed an initial public stock offering.  In our first quarter as a public equity company, I am happy to report strong operating performance. The net addition of 15 locations to our portfolio underscores the further operating momentum that we gained during the quarter.

“I am also particularly pleased with the improvement in gross margin during the first half of the year.  We moved almost a full percentage point ahead of last year’s performance as the approximately 9% growth in gross profit for both the quarter and year-to-date outpaced solid revenue growth.  Culling unprofitable accounts from our portfolio last year has enhanced operational returns and enabled us to strengthen what is one of the strongest gross margin positions in the industry.”

“Since the beginning of the year, revenue has been on the upswing, led by the more than 14% increase in revenue from adding 37 locations operating under management contracts since June 30, 2003.  These management contracts enable us to provide increasingly consistent earnings and stable cash flows while positively impacting operating margins,” Wilhelm concluded.

Financial Outlook

The Company expects reported net earnings per share for the 2004 year to be in the range of $0.25 to $0.35 per weighted average diluted share.  Net earnings per share for the second half of 2004, which is expected to be free of IPO-related impacts, is expected to be in the range of $0.65 to $0.75 per weighted average diluted share.  While the Company expects to see continuing quarter-on-quarter improvement in gross profit, the year-on-year growth rate will be impacted by the recognition in the fourth quarter of 2003 of favorable changes in loss reserve estimates that are not expected to be duplicated in the second half of this year.

The Company also is providing pro forma guidance for the year to provide a clearer picture of the Company’s operating results free from the impacts of the mid-year IPO, including varying weighted average share counts.  For pro forma guidance purposes, the statutory tax rate of 39% is reduced to 30% based on the Company’s ability to use its substantial net operating loss carry-forwards to shield income for a period beyond five years.  The Company’s reported GAAP and cash tax rates are expected to be substantially less than 30% for the next several years due to the different treatment of certain items for book and tax purposes.  The timing of the recognition of these tax benefits may result in wide fluctuations in reported GAAP results.  On a pro forma basis, assuming that the Company’s IPO took place as of December 31, 2003, earnings per share is expected to be in the range of $0.84 to $0.91 per pro forma diluted share.  The accompanying tables contain detailed calculations of the pro forma adjustments.

Conference Call

The Company’s quarterly earnings conference call will be held at 10:00 a.m. (CDT) on Thursday, August 12, 2004, and is available live and in replay to all analyst/investors through a webcast service.  To listen to the live call, individuals are directed to the Company’s investor relations page at www.standardparking.com or www.fulldisclosure.com at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

Standard Parking Corporation, with approximately 11,500 employees, is one of the largest operators of paid parking facilities in North America, managing over 1,900 airport and urban parking facilities in over 275 cities spanning 43 states and three Canadian provinces.

* * * * *

More information about Standard Parking is available at www.standardparking.com.  Standard Parking’s 2003 annual report filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company’s website.

DISCLOSURE NOTICE: The information contained in this document is as of August 12, 2004. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and the attachments contain forward-looking information about the Company’s financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following:  an increase in owner-operated parking facilities; changes in patterns of air travel or automobile usage, including effects of changes in gas and airplane fuel prices, effects of weather on travel and transportation patterns or other events affecting local, national and international economic conditions; implementation of the Company’s operating and growth strategy, including possible strategic acquisitions; the loss, or renewal on less favorable terms, of management contracts and leases; player strikes or other events affecting major league sports; changes in general economic and business conditions or demographic trends; ongoing integration of past and future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; changes in current pricing; development of new, competitive parking-related services; changes in federal and state regulations including those affecting airports, parking lots at airports and automobile use; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; the Company’s ability to renew the Company’s insurance policies on acceptable terms, the extent to which the Company’s clients purchase insurance through us and the Company’s ability to successfully manage self-insured losses; the Company’s ability to form and maintain relationships with large real estate owners, managers and developers; the Company’s ability to provide performance bonds on acceptable terms to guarantee the Company’s performance under certain contracts; the loss of key employees; the Company’s ability to develop, deploy and utilize information technology; the Company’s ability to refinance the Company’s indebtedness; the Company’s ability to consummate transactions and integrate newly acquired contracts into the Company’s operations; availability, terms and deployment of capital; the amount of net operating losses, if any, the Company’s may utilize in any year and the ability of Steamboat Industries LLC and its subsidiary to control the Company’s major corporate decisions.  A further list and description of these risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, in its periodic reports on Forms 10-Q and 8-K, and in its Registration Statement on Form S-1 (333-112652).

# # # #

STANDARD PARKING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for share and per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Parking services revenue:
Lease contracts	$37,120	$35,891	$72,241	$71,565
Management contracts	21,575	19,129	42,448	37,098
	58,695	55,020	114,689	108,663
Reimbursement of management contract expense	82,207	84,322	169,928	161,135
Total revenue	140,902	139,342	284,617	269,798

Cost of parking services:
Lease contracts	33,549	32,703	65,973	65,521
Management contracts	9,025	7,500	17,144	14,196
	42,574	40,203	83,117	79,717
Reimbursed management contract expense	82,207	84,322	169,928	161,135
Total cost of parking services	124,781	124,525	253,045	240,852

Gross profit:
Lease contracts	3,571	3,188	6,268	6,044
Management contracts	12,550	11,629	25,304	22,904
Total gross profit	16,121	14,817	31,572	28,946

General and administrative expenses	8,665	7,989	17,148	16,100
Special charges	—	248	—	345
Depreciation and amortization	1,583	1,850	3,169	3,740
Management fee-parent company	750	750	1,500	1,500
Non-cash stock option compensation expense (1)	2,293	—	2,293	—

Operating income	2,830	3,980	7,462	7,261
Other expenses (income):
Interest expense	4,168	4,143	8,543	8,186
Interest income	(249)	(60)	(342)	(102)
Net gain from extinguishment of debt	(3,860)	—	(3,860)	—
	59	4,083	4,341	8,084

Income (loss) before minority interest and income taxes	2,771	(103)	3,121	(823)

Minority interest expense	145	120	242	185
Income tax expense	140	157	318	335

Net income (loss) before preferred stock dividends and increase in value of common stock subject to put/call rights	2,486	(380)	2,561	(1,343)

Preferred stock dividends	3,045	3,827	7,243	7,515
Increase in value of common stock subject to put/call rights	223	397	538	640
Net loss	$(782)	$(4,604)	$(5,220)	$(9,498)

Common Stock Data:
Basic and diluted net loss per share:
Net loss	$(.24)	$—	$(3.23)	$—
Weighted average common shares outstanding:
Basic and diluted	3,229,817	—	1,614,908	—

(1) Non-cash stock option compensation expense of $2,293 relates entirely to general and administrative expense

STANDARD PARKING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

 (in thousands, except for share and per share data)

	June 30, 2004	December 31, 2003
	(Unaudited)	(see Note)
ASSETS
Current assets:
Cash and cash equivalents	$8,257	$8,470
Notes and accounts receivable, net	31,138	30,923
Prepaid expenses and supplies	2,434	1,436
Total current assets	41,829	40,829

Leaseholds and equipment, net	14,472	15,959
Long-term receivables, net	6,649	5,431
Advances and deposits	1,950	2,090
Goodwill	117,747	117,390
Intangible and other assets, net	5,870	7,886

Total assets	$188,517	$189,585

LIABILITIES AND COMMON STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$26,466	$24,971
Accrued and other current liabilities	21,075	22,261
Current portion of long-term borrowings	2,982	2,840
Total current liabilities	50,523	50,072

Long-term borrowings, excluding current portion	115,547	158,239
Other long-term liabilities	15,505	19,776
Convertible redeemable preferred stock, series D	1	56,399
Redeemable preferred stock, series C	—	60,389
Common stock subject to put/call rights; 5.01 shares issued and outstanding	—	10,712

Common stockholders’ equity (deficit):
Common stock, par value $1 per share; 3,000 shares authorized; 26.3 shares issued and outstanding	—	1
Common stock, par value $.001 per share; 12,000,100 shares authorized; 10,464,888 shares issued and outstanding	10	—
Additional paid-in capital	193,502	15,222
Accumulated other comprehensive income	(359)	(233)
Accumulated deficit	(186,212)	(180,992)
Total common stockholders’ equity (deficit)	6,941	(166,002)

Total liabilities and common stockholders’ equity (deficit)	$188,517	$189,585

Note:       The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

STANDARD PARKING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

 (in thousands, except for share and per share data, unaudited)

	Six Months Ended
	June 30, 2004	June 30, 2003

Operating activities:
Net loss	$(5,220)	$(9,498)
Adjustments to reconcile net loss to net cash (used in) provided by operations:
Preferred stock dividends	7,243	7,515
Increase in value of common stock subject to put/call rights	538	640
Depreciation and amortization	3,170	3,740
Non-cash interest expense	279	1,599
Amortization of debt issuance costs	668	517
Amortization of carrying value in excess of principal	(1,224)	(1,444)
Non-cash stock option compensation expense	2,293	—
Provision (reversal) for losses on accounts receivable	418	(367)
Write-off of debt issuance costs	2,385	—
Write-off of carrying value in excess of principal related to the 14% senior subordinated second lien notes	(8,207)	—
Change in operating assets and liabilities	(6,627)	5,329
Net cash (used in) provided by operating activities	(4,284)	8,031

Investing activities:
Purchase of leaseholds and equipment	(592)	(317)
Contingent purchase payments	(464)	(237)
Net cash used in investing activities	(1,056)	(554)

Financing activities:
Net proceeds from initial public offering	46,966	—
Repurchase of common stock subject to put/call rights	(6,250)	—
Proceeds from other debt	—	323
Proceeds from (payments on) senior credit facility	24,950	(5,800)
Payments on long-term borrowings	(75)	(48)
Payments on joint venture borrowings	(270)	(382)
Payments of debt issuance costs	(1,253)	(522)
Payments on capital leases	(1,081)	(1,182)
Repurchase of 14% senior subordinated second lien notes	(57,734)	—
Net cash provided by (used in) financing activities	5,253	(7,611)

Effect of exchange rate changes on cash and cash equivalents	(126)	407

(Decrease) increase in cash and cash equivalents	(213)	273
Cash and cash equivalents at beginning of period	8,470	6,153

Cash and cash equivalents at end of period	$8,257	$6,426

Supplemental disclosures:
Cash paid during the period for:
Interest	$10,302	$7,242
Income taxes	152	505
Supplemental disclosures of non-cash activity:
Debt issued for capital lease obligation	$1,027	$379
Issuance of 14% senior subordinated second lien notes	375	1,232

Pro Forma Net Income

(in thousands, except for per share data)

		June 30, 2004
		QTR ended		YTD Ended
			pro forma		pro forma
			per share *		per share *
Net loss - as reported	A	$(782)	$(0.07)	$(5,220)	$(0.49)

Pro forma adjustments:
Additional post-IPO general and administrative expenses (1)		$(253)		$(586)
Management fee - parent company		750		1,500
Interest expense		2,036		3,804
Net gain from extinguishment of debt (1)		(3,860)		(3,860)
Non-cash stock option compensation expense (1)		2,293		2,293
Preferred stock dividends		3,045		7,243
Increase in value of common stock subject to put/call rights		223		538

Total pro forma adjustments - assuming the IPO took place as of 12/31/03	B	$4,234	$0.40	$10,932	$1.03

Pro forma tax adjustment:
Pro forma net income - assuming IPO took place as of 12/31/03	C = A+B	3,452		5,712
Reported income tax expense	D	140		318
Pro forma pre-tax income	E = C+D	3,592		6,030

Pro forma income tax rate at 30% (2)	F =- Ex30%	(1,078)		(1,809)
Reported income tax expense	D	140		318
Total pro forma tax adjustment	G =F+D	$(938)	$(0.09)	$(1,491)	$(0.14)

Pro forma net income	H =A+B +G	$2,514	$0.24	$4,221	$0.40

*	Pro forma shares outstanding as if the initial public offering had occurred at 12/31/03 and the stock price remained unchanged at the offering price.

Basic shares (actual shares outstanding at 6/30/04)	10,465	10,465
Effect of dilutive common stock options ($11.50 average stock price)	199	199
Fully diluted shares	10,664	10,664

*	All per share data is calculated based on 10,664 pro forma shares.

	(1)	A detailed description of these items is set forth in our Form S-1 [333-112652] Registration Statement.

(2)

For pro forma purposes, the statutory tax rate of 39% is reduced to 30% based on the Company’s ability to use net operating loss carry-forwards to shield income for a period beyond five years. The Company’s reported GAAP and cash tax rates are expected to be substantially less than 30% due to the different treatment of certain items for book and tax purposes.

Pro Forma Earnings Per Share Guidance

(in thousands, except for per share data)

	Per Share Data
Expected reportable earnings per weighted average diluted share for 2004	$0.25	$0.35
Expected earnings per pro forma diluted share for 2004 *	$0.10	$0.20
Adjustment assuming a 12/31/03 IPO (see above)	1.03	1.03
Estimated 2004 GAAP income tax expense	0.07	0.07
Pro forma pre-tax income	1.20	1.30
Pro forma income tax rate at 30% (1)	(0.36)	(0.39)
Pro forma earnings per share guidance range	$0.84	$0.91

*Pro forma shares outstanding
Basic shares	10,465
Effect of dilutive common stock options (assuming $11.50 average stock price)	199
Fully diluted shares	10,664

(1) For pro forma purposes, the statutory tax rate of 39% is reduced to 30% based on the Company’s ability to use net operating loss carry-forwards to shield income for a period beyond five years. The Company’s reported GAAP and cash tax rates are expected to be substantially less than 30% due to the different treatment of certain items for book and tax purposes.